Exhibit 6.2

PROMISSORY NOTE

$45,000	Phoenix, Arizona	October 31, 2013

FOR VALUE RECEIVED, Electro Medical Technologies, LLC, an Arizona limited liability company (“Company”) promises to pay to the order of Nikolai Ogorodnikov (“Lender”) at 228 S. Doheny Dr. # 4, Beverly Hills, CA, 90211, or other place as the holder of this promissory note (the “Note”) may designate in writing, the principal sum of $45,000 together with interest thereon (the “Amount Due”). The Notes will not accrue interest until January 1, 2018 (“Interest Commencement Date”). The Notes will accrue interest from the Interest Commencement Date at an annual interest rate of 2%, compounded monthly until December 31, 2020 (the “Maturity Date”).

This Note may be paid in whole or part, without penalty, at any time or from time to time. All payments will be applied first to accrued interest from the Interest Commencement Date to the date of payment and then to principal. If, on the Maturity Date, the Lender has not received the Amount Due, the Company shall, within 10 business days of the Maturity Date, pay to Lender an amount equal to the unpaid balance of the Amount Due reflecting any early payments. If this Note is placed in the hands of an attorney for collection, the Company promises to pay the Lender’s reasonable collection costs, including reasonable attorney’s fees, even though no legal proceeding is filed on this Note. But if a legal proceeding is filed for the purpose of interpreting or enforcing this Note, the Lender will be entitled to recover reasonable attorney’s fees in the proceeding, or any appeal thereof, to be set by the court without the necessity of hearing testimony or receiving evidence, in addition to the costs and disbursements allowed by law.

General

a.	Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Lender. Notwithstanding the foregoing, the Lender may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the remaining principal amount and any unpaid accrued interest will be issued to the transferee.

b.	Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the Company and the Lender shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

c.	Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when delivered personally, by overnight courier, or sent by email or fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

d.	Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Lender, Any amendment or waiver effected in accordance with this section shall be binding upon the Company, Lender and each transferee of any Note.

e.	Entire Agreement. This Note constitutes the entire agreement among the Company, the Guarantor and the Lender pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Company and the Lender are expressly canceled.

f.	Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

g.	Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

IN WITNESS WHEREOF, the undersigned has executed this Note effective as of the date above first written.

COMPANY:

ELECTRO MEDICAL TECHNOLOGIES, LLC, an Arizona limited liability company

By: THE FIRST 1ST ELEMENT TRUST dated August 1, 2008, Manager

By:	/s/ Matthew N. Wolfson
Matthew N. Wolfson, Trustee

By:	/s/ Matthew N. Wolfson
Matthew N. Wolfson, Manager

Date:	7/18/2017

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